                                                                     EXHIBIT 2.3


                                   AGREEMENT

                                 BY AND AMONG

                           HAVENWOOD VENTURES, INC.

                          HAVENWOOD ACQUISITION CORP.

                                      AND

                              IWC SERVICES, INC.



                           DATED AS OF JULY 28, 1997

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I        THE MERGER                                                    1
SECTION 1.01.    The Merger                                                    1
SECTION 1.02.    Effective Time                                                2

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF IWC                         2
SECTION 2.01.    Organization and Qualification; Subsidiaries                  2
SECTION 2.02.    Articles of Incorporation and By-Laws                         2
SECTION 2.03.    Capitalization                                                3
SECTION 2.04.    Authority                                                     3
SECTION 2.05.    No Conflict; Required Filings and Consent                     3
SECTION 2.06.    Permits; Compliance                                           4
SECTION 2.07.    Financial Statements                                          4
SECTION 2.08.    No Undisclosed Liabilities                                    4
SECTION 2.09.    Absence of Certain Changes or Events                          4
SECTION 2.10.    Absence of Litigation                                         4
SECTION 2.11.    Taxes                                                         4
SECTION 2.12.    Brokers                                                       5
SECTION 2.13.    IWC Corporate Action                                          5
SECTION 2.14.    Environmental Laws and Regulations                            5

ARTICLE III      REPRESENTATIONS AND WARRANTIES
                 OF HAVENWOOD AND NEWCO                                        5
SECTION 3.01.    Organization and Qualification                                6
SECTION 3.02.    Articles of Incorporation and By-Laws                         6
SECTION 3.03.    Capitalization                                                6
SECTION 3.04.    Authority                                                     7
SECTION 3.05.    No Conflict; Required Filings and Consents                    7
SECTION 3.06.    Permits; Compliance                                           8
SECTION 3.07.    Reports; Financial Statements                                 8
SECTION 3.08.    Absence of Certain Changes or Events                          8
SECTION 3.09.    No Undisclosed Liabilities                                    9
SECTION 3.10.    Absence of Litigation                                         9
SECTION 3.11.    Ownership of Newco; No Prior Activities                       9
SECTION 3.12.    Taxes                                                         9
SECTION 3.13.    Brokers                                                       9
SECTION 3.14.    Environmental Laws and Regulations.                           9
SECTION 3.15.    Contract Rights                                              10
SECTION 3.16.    Employee Benefit Plans                                       10
SECTION 3.17.    Public Offering.                                             10

ARTICLE IV       ADDITIONAL AGREEMENTS                                        11
SECTION 4.01.    Appropriate Action; Consents; Filings                        11
SECTION 4.02.    Tax Treatment; Pooling of Interests                          11

SECTION 4.03.    Indemnification.                                             11
SECTION 4.04.    Officers and Directors of Havenwood                          14
SECTION 4.05.    Opinion of Counsel to Havenwood                              14

ARTICLE V        GENERAL PROVISIONS                                           14
SECTION 5.01.    Effectiveness of Representations, Warranties and Agreements  15
SECTION 5.02.    Notices                                                      15
SECTION 5.03.    Certain Definitions                                          16
SECTION 5.04.    Headings                                                     16
SECTION 5.05.    Severability                                                 16
SECTION 5.06.    Entire Agreement                                             16
SECTION 5.07.    Assignment                                                   16
SECTION 5.08.    Parties in Interest                                          16
SECTION 5.09.    Failure or Indulgence Not Waiver; Remedies Cumulative        17
SECTION 5.10.    Governing Law                                                17
SECTION 5.11.    Jurisdiction                                                 17
SECTION 5.12.    Counterparts                                                 17

                                   AGREEMENT

          AGREEMENT dated as of July __, 1997 ("Agreement"), among HAVENWOOD VENTURES, INC., a Delaware corporation ("Havenwood"), HAVENWOOD ACQUISITION CORP., a Texas corporation ("Newco"), and a wholly owned subsidiary of Havenwood, MARK LEIBOVIT, individually ("Leibovit"), REED SLATKIN individually ("Slatkin") and IWC SERVICES, INC., a Texas corporation ("IWC").

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporations Act ("TBCA"), Newco will merge with and into IWC (the "Merger") as a result of which the stockholders of IWC will own together approximately 92% of the issued and outstanding shares of the common stock, $.00001 par value, of Havenwood (on a fully diluted basis);

          WHEREAS, the Board of Directors of IWC has determined that the Merger is fair to, and in the best interests of, IWC and its stockholders; has approved and adopted this Agreement and the transactions contemplated herein; and this Agreement and the transactions contemplated herein have been approved by the stockholders of IWC;

          WHEREAS, the Board of Directors of Havenwood has determined that the Merger is in the best interests of Havenwood and its stockholders and has approved and adopted this Agreement and the transactions contemplated herein;

          WHEREAS, the Board of Directors of Newco has determined that the Merger is in the best interests of Newco and its stockholder and the Board of Directors of Newco and Havenwood, as the sole stockholder of Newco, have approved and adopted this Agreement and the transactions contemplated herein;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement and the Annexes hereto shall constitute a "plan of reorganization" for the purposes of section 368 of the Code;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, at the Effective Time (as defined in Section 1.02), Newco and IWC shall effect a merger by executing the Plan and Agreement of Merger (the "Plan") in substantially the form attached hereto as Annex I, and by executing and filing Articles of Merger (the "Articles"), substantially in the form attached hereto as Annex II, in the manner provided in Article 5.04 of the TBCA. As a result of the Merger, the separate corporate existence of Newco shall cease and IWC shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall continue to be "IWC SERVICES, INC." Prior to the Merger, Havenwood shall, pursuant to the terms of the Subscription Agreement, a copy of which is attached as Annex III hereto (the "Subscription Agreement"), issue and deliver to Newco shares of Havenwood Stock, Havenwood Warrants and Havenwood Options equivalent to the number of shares of Havenwood Stock, the number of Havenwood Warrants and the number of Havenwood Options to be transferred pursuant to the terms and provisions of the Plan.

          SECTION 1.02. Effective Time. As promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, the parties hereto shall cause the Merger to be consummated by filing the Articles with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of the TBCA (the date and time of such filing being the "Effective Time").


                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF IWC

          IWC hereby represents and warrants to Havenwood and Newco as follows that:

          SECTION 2.01. Organization and Qualification; Subsidiaries. Each of IWC, its wholly owned subsidiaries Hell Fighters, Inc., a Texas corporation, and International Well Control Services, Ltd., a Cayman Islands corporation, and its 90%-owned subsidiary, IWC de Venezuela, S.A., a Venezuelan corporation (collectively the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. Hell Fighters, Inc., International Well Control Services, Ltd., and IWC de Venezuela, S.A. are IWC's only directly or indirectly owned subsidiaries.

          SECTION 2.02. Articles of Incorporation and By-Laws. IWC has heretofore furnished to Havenwood complete and correct copies of the Articles of Incorporation and the By-Laws or the equivalent organizational documents, in each case as amended or restated, of IWC and the Subsidiaries. Neither IWC nor any Subsidiary is in violation of any of the provisions of its respective Articles of Incorporation or By-Laws or equivalent organizational documents.

          SECTION 2.03. Capitalization. (a) The authorized capital stock of IWC consists of 50,000,000 shares of common stock, $0.01 par value ("IWC Common") and 5,000,000 shares of preferred stock, $0.01 par value ("IWC Preferred"). As of the date hereof (i) 6,740,000 shares of IWC Common and no shares of IWC Preferred, are issued and outstanding, all of the issued and outstanding shares of IWC Common are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, IWC's Articles of Incorporation or By-Laws or any agreement to which IWC is a party or bound (ii) a presently indeterminate number of shares of IWC Common are reserved for issuance upon the exercise of warrants to purchase shares of IWC Common having an aggregate value of $3,000,000 based on a conversion price equal to one-half of the average closing bid price of the IWC Common during the 60-day period commencing 30 days after the completion of a public stock offering or business combination transaction that results in the creation of a public market for the IWC Common ("IWC Warrants") and (iii) 850,000 shares of IWC Common are reserved for issuance at a price of $1.00 per share upon the exercise of outstanding common stock purchase options ("IWC Options"). The IWC Common; IWC Preferred, IWC Warrants and IWC Options are referred to herein, collectively, as the "IWC Securities"). There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which IWC's stockholders may vote. Except for the IWC Warrants and IWC Options set forth in Schedule 2.03(a), there are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments presently outstanding obligating IWC to issue, deliver or sell shares of its capital stock or debt securities, or obligating IWC to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment. Schedule 2.03(a) sets forth a true and complete list of all IWC Warrants and IWC Options, showing for each warrant or option holder the number of shares of IWC Common for which such warrants or options are exercisable (or the basis for the determination thereof), the exercise price(s) thereof (or the basis for the determination thereof), the date(s) of grant, the date(s) of expiration and the vesting date(s) thereof, all as of the date hereof.

          (b) In addition to the IWC Securities, IWC has previously sold $3,000,000 aggregate principal amount of 12% Senior Subordinated Notes due December 31, 2000 ("IWC Notes"). The IWC Notes are held beneficially and proportionally by the holders of IWC Warrants and immediately after the consummation of the transactions contemplated hereby, IWC intends to offer the holders of IWC Notes an opportunity, for a period of 30 days, to convert such notes into common stock at a price of $0.75 per share.

          (c) All the outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and such shares are owned by IWC as set forth in Section 2.01 free and clear of any security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever ("Encumbrances"). There are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which IWC or any Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, any Subsidiary.

          SECTION 2.04. Authority. IWC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of IWC is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by IWC and, assuming the due authorization, execution and delivery thereof by Havenwood and Newco, constitutes the legal, valid and binding obligation of IWC enforceable in accordance with its terms (i) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

          SECTION 2.05. No Conflict; Required Filings and Consent. (a) The execution and delivery of this Agreement by IWC does not, and the performance of this Agreement by IWC will not (i) conflict with or violate the Articles of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of IWC or any Subsidiary, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to IWC or any Subsidiary or by which their respective properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of an Encumbrance on, any of the properties or assets of IWC or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IWC or any Subsidiary is a party or by which IWC or any Subsidiary or their respective properties is bound or subject except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or Encumbrances that would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) operations or prospects of IWC and its Subsidiaries, taken as a whole ("IWC Material Adverse Effect").

          (b) The execution and delivery of this Agreement by IWC does not, and the performance of this Agreement by IWC will not, require IWC to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities") based on laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement, except for applicable requirements, if any, of (i) federal or state securities laws and the filing and recordation of appropriate merger documents as required by the TBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent IWC from performing its obligations under this Agreement or have a IWC Material Adverse Effect.

          SECTION 2.06. Permits; Compliance. IWC and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "IWC Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of

IWC, threatened, regarding suspension or cancellation of any of IWC Permits. Neither IWC nor any Subsidiary is in conflict with, or in default or violation of (a) any Law applicable to IWC or any Subsidiary or by which any of their respective properties is bound or subject or (b) any of the IWC Permits, except for any such conflicts, defaults or violations which would not have a IWC Material Adverse Effect.

          SECTION 2.07. Financial Statements. Attached hereto as Schedule 2.07, the text of which is hereby incorporated herein by reference, are the audited consolidated financial statements of IWC as of April 30, 1997, containing the balance sheet of IWC and the related statement of operations and statement of shareholders' equity for the period then ended (the "IWC Financial Statements"), as well as the audited consolidated financial statements of Boots & Coots, L.P. as of December 31, 1996, containing the balance sheet of Boots & Coots and the related statement of operations and statement of shareholders' equity for the period then ended (the "Boots & Coots Financial Statements"). To the best of IWC's knowledge, the IWC Financial Statements and the Boots & Coots Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by IWC and its Subsidiaries and Boots & Coots and its subsidiaries throughout the periods indicated, and fairly present the consolidated financial position of IWC and its Subsidiaries and Boots & Coots and its subsidiaries as of the dates thereof.

          SECTION 2.08. No Undisclosed Liabilities. Except for the obligations of IWC set forth in that certain Asset Purchase Agreement dated July __, 1997 between IWC and Boots & Coots, L.P., a Colorado limited partnership, a true and complete copy of which is attached hereto as Exhibit 2.08, there are no liabilities of IWC or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities fully reflected or reserved against on the IWC Financial Statements; and liabilities which, individually or in the aggregate, would not have a IWC Material Adverse Effect.

          SECTION 2.09. Absence of Certain Changes or Events. Except as and to the extent disclosed herein since April 30, 1997, there has not been any significant change by IWC or any Subsidiary in their accounting methods, principles or practices or any circumstance which would constitute a IWC Material Adverse Effect.

          SECTION 2.10.  Absence of Litigation.  Except as set forth in Schedule
2.10 attached hereto, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of IWC, threatened against IWC or any Subsidiary or any properties or rights of IWC or any Subsidiary and neither IWC nor any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of IWC, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

          SECTION 2.11. Taxes. IWC and each of its Subsidiaries has filed all federal, state and local tax returns required by law, or has filed proper extensions, and has paid all Taxes (as defined in Section 5.03 hereof), assessments and penalties due and payable. The provisions for Taxes, if any, reflected in the most recent balance sheet included in the IWC Financial Statements are adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to Taxes of any nature payable by IWC or any Subsidiary.

          SECTION 2.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of IWC except for fees consisting of shares of IWC common stock that have been issued to Arizona Securities Group, Inc. or its designees.

          SECTION 2.13. IWC Corporate Action. The Board of Directors of IWC has by the unanimous vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of IWC and its stockholders, (b) approved the Merger in accordance with the applicable provisions of the TBCA, (c) recommended the approval of this Agreement and the Merger by the holders of IWC Common and directed that the Merger be submitted for consideration by IWC's stockholders and (d) obtained the unanimous consent of all holders of IWC Common, of a resolution approving the Merger and the transactions contemplated in this Agreement.

          SECTION 2.14. Environmental Laws and Regulations. (a) IWC and its Subsidiaries are in material compliance with all applicable foreign, federal (including but not limited to the Outer Continental Shelf Lands Act, the Clean Water Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act), state and local laws and regulations and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata (collectively, "Environmental Laws")), which compliance includes, but is not limited to, the possession by IWC and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; neither IWC nor any Subsidiary has received notice of, or, to the knowledge of IWC, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law ("Environmental Claim"); and to the knowledge of IWC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, or to require material expenditures to maintain such material compliance in the future.

          (b) There are no Environmental Claims that are pending or, to the knowledge of IWC or any Subsidiary, threatened against IWC or any Subsidiary, or, to the knowledge of IWC and its Subsidiaries, against any person or entity whose liability for any Environmental Claim IWC or any Subsidiary has or may have retained or assumed either contractually or by operation of law.

          (c) To the knowledge of IWC and its Subsidiaries, there are no circumstances that could form the basis for an Environmental Claim against IWC or any Subsidiary, or against any person or entity whose liability for any Environmental Claim IWC or any Subsidiary has or may have retained or assumed either contractually or by operation of law.


                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF HAVENWOOD AND NEWCO

          Havenwood and Newco hereby jointly and severally represent and warrant to IWC that:

          SECTION 3.01. Organization and Qualification. Each of Havenwood and Newco is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

          SECTION 3.02. Articles of Incorporation and By-Laws. Havenwood has heretofore furnished to IWC a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated to the date hereof, of each of Havenwood and Newco. Neither Havenwood nor Newco is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

          SECTION 3.03. Capitalization. (a) Prior to the execution of this agreement Havenwood had 258,365,000 shares of common stock ("Old Shares") issued and outstanding. In accordance with the requirements of Delaware Law, Havenwood's stockholders approved and Havenwood effected a "reverse split" in the ratio of one new share ("New Shares") for every 135 Old Shares held by a stockholder, provided, however, that no single stockholder's ownership was reduced to fewer than 100 New Shares. Immediately prior to the execution of this Agreement, certain principal stockholders of Havenwood surrendered a total of 740,740 New Shares to Havenwood for cancellation, leaving a total of 1,173,074 shares of Common Stock issued and outstanding.

          (b) The authorized capital stock of Havenwood consists of 50,000,000 shares of common stock, $.00001 par value ("Havenwood Common") and 5,000,000 shares of preferred stock, $0.00001 par value ("Havenwood Preferred"). As of the date hereof (before giving effect to the transactions contemplated herein)
(i) 1,173,074 shares of Havenwood Common are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Havenwood's Articles of Incorporation or By-Laws or any agreement to which Havenwood is a party or is bound and (ii) no shares of Havenwood Preferred are outstanding. There are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments presently outstanding obligating Havenwood to issue, deliver, sell or register shares of its capital stock or debt securities, or obligating Havenwood to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment.

          (c) All of the outstanding shares of capital stock of Newco are duly authorized, validly issued, fully paid and nonassessable, and are owned by Havenwood free and clear of any Encumbrances. There are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which Havenwood or Newco is a party relating to the issued or unissued capital stock of, or other equity interests in, Newco or obligating Havenwood or Newco to grant, issue or sell any shares of the capital stock of Newco; other than as contemplated in this Agreement and the Subscription Agreement between Havenwood and Newco.

          (d) The shares of Havenwood Common issued to Newco and exchanged pursuant to the Merger as contemplated herein, upon issuance in accordance with this Agreement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights created by statute, Havenwood's Articles of Incorporation or By-Laws or any agreement to which Havenwood is a party or is bound.

          (e) The Havenwood Warrants issued to Newco and exchanged pursuant to the Merger as contemplated herein, upon issuance in accordance with this Agreement and the Plan, will be duly authorized and validly issued, and constitute the legal, valid and binding obligation of Havenwood enforceable in accordance with their terms.

          (f) The Havenwood Options issued to Newco and exchanged pursuant to the Merger as contemplated herein, upon issuance in accordance with this Agreement and the Plan, will be duly authorized and validly issued, and constitute the legal, valid and binding obligation of Havenwood enforceable in accordance with their terms.

          (g) Other than SST Productions, Inc., Havenwood does not have any subsidiaries or own any interest in any enterprise (whether or not such enterprise is a corporation) except for Newco. Havenwood has either sold to third parties, or dissolved in accordance with applicable law, all other corporations, partnerships and other incorporated or unincorporated enterprises in which it has previously had an interest, regardless of whether such interest arose from stock ownership, management control or otherwise.

          SECTION 3.04. Authority. Each of Havenwood, Newco, Mark Leibovit and Slatkin has all requisite corporate or other appropriate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Havenwood or Newco (including, without limitation, any approval by the shareholders of Havenwood of this Agreement or the transactions contemplated herein) is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Havenwood, Newco, Mark Leibovit and Slatkin and, assuming the due authorization, execution and delivery hereof by IWC, constitutes the legal, valid and binding obligation of Havenwood, Newco, Leibovit and Slatkin enforceable in accordance with its terms (i) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

          SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Havenwood and Newco does not, and the performance of this Agreement by Havenwood and Newco will not (i) conflict with or violate the Certificate of Incorporation or By-Laws, as amended or restated, of Havenwood or Newco, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Havenwood or Newco or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or Encumbrance on, any of the properties or assets of Havenwood or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Havenwood or Newco is a party or by which Havenwood or Newco or any of their respective properties is bound or subject except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or Encumbrances that would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) operations or prospects of Havenwood and its subsidiaries, taken as a whole, or on the transactions herein contemplated ("Havenwood Material Adverse Effect").

          (b) The execution and delivery of this Agreement by Havenwood and Newco and the performance of this Agreement by Havenwood and Newco does not require Havenwood or Newco to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the securities laws of any other jurisdiction (the "Blue Sky Laws"), the National Association of Securities Dealers, and the filing and recordation of appropriate merger documents as required by TBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Havenwood from performing its obligations under this Agreement or have a Havenwood Material Adverse Effect.

          SECTION 3.06. Permits; Compliance. Each of Havenwood and Newco is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Havenwood Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Havenwood, threatened, regarding suspension or cancellation of any of the Havenwood Permits. Neither Havenwood nor Newco is in conflict with, or in default or violation of (a) any Law applicable to Havenwood or Newco or by which any of their respective properties is bound or subject or (b) any of the Havenwood Permits, except for any such conflicts, defaults or violations which would not have a Havenwood Material Adverse Effect. Neither Havenwood nor Newco has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

          SECTION 3.07. Reports; Financial Statements. (a) Except as set forth on Schedule 3.07, (x) Havenwood and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission ("SEC"), including, without limitation (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-QSB, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the "Havenwood SEC Reports") and (B) any applicable Blue Sky Laws and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "Havenwood Reports"). The Havenwood Reports were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Havenwood SEC Reports, the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Havenwood SEC Reports) and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Havenwood SEC Reports filed prior to or on the date of this Agreement (i) have been prepared in accordance with, and complied as to form with, the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present the financial position of Havenwood as of the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          (c) To the best of Havenwood's knowledge after due inquiry, except as set forth on Schedule 3.07(c) hereto, Havenwood's auditors have issued no management letters in connection with Havenwood's financial statements.

          SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in Schedule 3.08, and as and to the extent disclosed in the Havenwood SEC Reports filed prior to or on the date of this Agreement, there has not been any significant change by Havenwood in its accounting methods, principles or practices.

          SECTION 3.09. No Undisclosed Liabilities. There are no liabilities of Havenwood, Newco or any subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (a) liabilities fully reflected or reserved against on the balance sheet contained in Havenwood's 1996 Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 or in the unaudited consolidated balance sheet contained in the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997; (b) liabilities under this Agreement and fees and expenses related thereto; and (c) liabilities which, individually or in the aggregate would not have a Havenwood Material Adverse Effect.

          SECTION 3.10. Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Havenwood, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Havenwood, threatened against Havenwood or Newco or any properties or rights of Havenwood or Newco and neither Havenwood nor Newco is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Havenwood, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease and desist or other orders.

          SECTION 3.11. Ownership of Newco; No Prior Activities. (a) Newco was formed solely for the purpose of engaging in the transactions contemplated in this Agreement.

          (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated in this Agreement and any other agreements or arrangements contemplated in this Agreement, Newco has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 3.12. Taxes. Havenwood has timely filed all returns or reports required to be filed with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Havenwood or Newco, all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid and, as of the date hereof, no deficiency for any material amount of tax has been asserted or assessed by a taxing authority against Havenwood or Newco and all liability for Taxes of Havenwood or Newco that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 3.07(b) hereof have been paid or adequately reserved for on such financial statements.

          SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of Havenwood or Newco.

          SECTION 3.14. Environmental Laws and Regulations. (a) Havenwood and Newco are in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Havenwood and Newco of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; neither Havenwood nor Newco has received notice of, or, to the knowledge of Havenwood or Newco, is the subject of any Environmental Claim; and to the knowledge of Havenwood, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, or to require material expenditures to maintain such material compliance in the future.

          (b) There are no Environmental Claims that are pending or, to the knowledge of Havenwood and Newco, threatened against Havenwood or Newco or, to the knowledge of Havenwood and Newco, against any person or entity whose liability for any Environmental Claim Havenwood or Newco has or may have retained or assumed either contractually or by operation of law.

          (c) To the knowledge of Havenwood and Newco, there are no circumstances that could form the basis for an Environmental Claim against Havenwood or Newco, or against any person or entity whose liability for any Environmental Claim Havenwood or Newco has or may have retained or assumed either contractually or by operation of law.

          SECTION 3.15. Contract Rights. Except for this Agreement and the agreements contemplated herein or as described on Schedule 3.15, neither Havenwood nor Newco is a party to or bound by any contract or agreement, whether written or oral, including, without limitation, any contract or agreement for employment, consulting or similar services, for capital expenditures or the acquisition or construction of fixed assets, which constitutes any note, bond, indenture or other evidence of indebtedness or guaranty or security for indebtedness of others, for the sale of any asset, or the grant of any right or option to purchase such asset, which constitutes a lease, which purports to limit the freedom of Havenwood or any of its affiliates to compete in any line of business or in any geographic area or to borrow money or incur indebtedness.

          SECTION 3.16.  Employee Benefit Plans.

          (a) Havenwood and Newco do not have, and have not had any employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the ERISA), or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding).

          (b) Havenwood and Newco are not parties to any collective bargaining agreement.

          (c) Havenwood and Newco have no obligation for retiree health, medical or life insurance benefits under any plan or arrangement.

          (d) Schedule 3.16 lists each employee of Havenwood and Newco and the terms of employment of each such employee.

          SECTION 3.17. Public Offering. The initial public offering of Havenwood was a bona fide offering to the "public" as such term is used and defined in connection with offerings of securities subject to the Securities Act in material compliance with the Securities Act and the rules and regulations promulgated thereunder. All shares issued in such offering were issued in compliance with applicable Blue Sky Laws. Attached hereto as Schedule 3.17 is a true and correct list, as of the date hereof, of the shareholders of Havenwood.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

          SECTION 4.01. Appropriate Action; Consents; Filings. IWC and Havenwood shall each use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated in this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Havenwood or IWC or any of their subsidiaries in connection with the consummation of the transactions contemplated herein, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder (in the case of Havenwood), and any other applicable federal or state securities laws and (B) any other applicable Law. IWC and Havenwood shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated in this Agreement.

          SECTION 4.02. Tax Treatment. Each of IWC and Havenwood shall use its best efforts to cause the Merger to qualify, and will not take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

          SECTION 4.03. Indemnification. (a) Each of Havenwood, Leibovit and Slatkin (collectively the "Indemnitors") jointly and severally covenants and agrees that it will indemnify the stockholders of IWC exchanging IWC Common, IWC Warrants and IWC Options in connection with the Merger ("IWC Stockholders") and Havenwood (after the Merger) from and against any Loss (as hereinafter defined) asserted against, resulting to, imposed upon or incurred or suffered, directly or indirectly (for example, on account of a Loss incurred by Havenwood after the date hereof), by such IWC Stockholders or and Havenwood (after the Merger) resulting or arising from any of the following ("IWC Indemnified Claims"):

          (i) Any inaccuracy in any of the representations and warranties made by Havenwood or Newco herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such inaccuracy; and

          (ii) Any breach or nonfulfillment by Havenwood or Newco of the covenants or agreements set forth herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such breach or nonfulfillment;

provided, however, that IWC Stockholders and Havenwood (after the Merger) shall, in the event of a claim for such indemnification, be entitled to reimbursement for Losses in connection with such claim only as provided herein.

     (b) IWC covenants and agrees that it will indemnify the stockholders of Havenwood prior to the Merger ("Havenwood Stockholders") from and against any Loss asserted against, resulting to, imposed upon or incurred or suffered, directly or indirectly (for example, on account of a Loss incurred by Havenwood after the date hereof), by such Havenwood Stockholders resulting or arising from any of the following ("Havenwood Indemnified Claims"):

          (i) Any inaccuracy in any of the representations and warranties made by IWC herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such inaccuracy; and

          (ii) Any breach or nonfulfillment by IWC of the covenants or agreements set forth herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such breach or nonfulfillment;

provided, however, that Havenwood Stockholders shall, in the event of a claim for such indemnification, be entitled to reimbursement for Losses in connection with such claim only as provided herein.

     (c) As used herein, "Loss" or "Losses" shall mean any damage, liability or loss (including, without limitation, reasonable attorneys' fees and court costs and reasonable costs and expenses incident to, and amounts paid by the IWC Stockholders or Havenwood (after the Merger), or any of their respective affiliates, in settlement of, any claim, suit, action or proceeding) sustained, incurred, paid or required to be paid by the IWC Stockholders or Havenwood (after the Merger), or any of their respective affiliates, after the date hereof, plus interest thereon at an annual rate of interest equal to the prime rate of interest of Texas Commerce Bank National Association from the date of such Loss to the date such claim is paid, provided that losses shall not be duplicative (with respect to the IWC Stockholders and Havenwood (after the Merger)) and shall be paid to the party or parties incurring such loss.

     (d) The period of indemnity for Losses (the "Indemnity Period") shall begin on the date hereof and end at midnight on the second anniversary of the Effective Time, and upon such expiration, the Indemnitors shall have no further liability in respect of IWC Indemnified Claims and IWC shall have no further liability for Havenwood Indemnified Claims hereunder; provided, however, that if there is an outstanding notice of claim at the expiration of the Indemnity Period, the Indemnity Period shall continue until each such indemnified claim or claim related to such claimed Loss is resolved. The Indemnity Period shall not continue as a result of the mere sending of a general notice of a claim unsupported by a reasonable basis for believing that grounds for indemnification exist; provided that the party receiving a notice which it believes meets the exception set forth in the preceding clause shall raise such objection within five days of receipt thereof and the party sending such notice shall have five days thereafter to amend such notice to identify the reasonable basis of such claim.

     (e) Notwithstanding anything to the contrary contained herein, IWC Stockholders and Havenwood (after the Merger) shall not be permitted indemnification for any IWC Indemnified Claim until the Losses incurred with respect to all IWC Indemnified Claims aggregate $20,000, in which event IWC Stockholders shall be indemnified for the full value of all such IWC Indemnified Claims and the full value of all subsequent IWC Indemnified Claims for which, individually, Losses in excess of $1,000 have been incurred or asserted.

     (f) Notwithstanding anything to the contrary contained herein, Havenwood Stockholders shall not be permitted indemnification for any Havenwood Indemnified Claim until the Losses incurred with respect to all Havenwood Indemnified Claims aggregate $50,000, in which event Havenwood Stockholders shall be indemnified for the full value of all such Havenwood Indemnified Claims and the full value of all subsequent Havenwood Indemnified Claims for which, individually, Losses in excess of $1,000 have been incurred or asserted.

     (g) Indemnification for a Havenwood Indemnified Claim shall be solely in the form of issuance of additional shares of Havenwood Common to Havenwood Stockholders (their successors, assigns and transferees) pro rata in accordance with their ownership of Havenwood Stock equal to the aggregate amount of the Loss associated with such Havenwood Indemnified Claim through the date of issuance. The value of such Havenwood Common for the purposes of this Section
4.03 only in determining the number of shares to be issued to compensate Havenwood Stockholders for such Havenwood Indemnified Claim shall be fixed at the fair market value per share determined by reference to the average closing bid price of the thirty (30) day period immediately preceeding the date payment is due hereunder. No payment shall be required of the recipients of shares of Havenwood Common issued pursuant to this Section 4.03 in respect to such shares, and Havenwood shall provide for the transfer of funds from its surplus account to its stated capital account as necessary in relation to the aggregate par value of the shares so issued.

     (h) A claim for indemnification hereunder shall be sent to Havenwood and each other Representative (as defined in subsection (i) hereof) by registered or certified mail prior to the expiration of the Indemnity Period and shall set forth (i) a brief description of the nature of the potential or actual Loss, and
(ii) the total amount of the Loss anticipated or incurred. Upon receiving notice, if the Representative receiving the notice rejects any Loss, such Representative shall give written notice of such rejection within thirty days after the date of the notice of claim. If no such rejection of a notice of a claim shall be so sent within such 30-day period, Havenwood and the Representative receiving notice of a claim for any Loss shall be deemed to acknowledge the validity of such claim for the full amount thereof. Each Representative shall endeavor to assert each claim for indemnification, if any, promptly after it has actual notice of such claim, even if it has not determined the full amount of Loss associated with such claim. In the event that the other Representative shall have made timely rejection of any such claim, and the parties shall have failed to resolve or compromise such claim within thirty days from the date the receiving Representative shall have mailed notice of such rejection, then such claim shall be settled by arbitration in Houston, Harris County, Texas. Such arbitration shall be subject to the Texas General Arbitration Act and the rules of the American Arbitration Association, in accordance with this Section. After the initiation of arbitration, the parties shall attempt to agree upon one arbitrator. In the absence of such agreement, there shall be three arbitrators, one designated in writing by the Representative sending the notice and one designated in writing by the Representative receiving notice, both of which shall be designated within thirty days after arbitration has been initiated. The third arbitrator shall be chosen by the two designated arbitrators within forty days after arbitration has been initiated. All expenses of the arbitration shall be borne by the parties to the arbitration as the arbitrator(s) shall determine. Any award shall be a conclusive determination of the matter, shall be binding upon the parties and shall not be contested by them. Within ten days after the liability for indemnity hereunder is finally established, whether by the agreement (constructive or otherwise) with a notice of claim, settlement, arbitration or otherwise, payment shall be made in the amount of the Loss determined by the arbitrator(s) in accordance with the terms hereof.

          (i) Charles T. Phillips is hereby appointed to act as the agent and attorney-in-fact of the IWC Stockholders and Havenwood (after the Merger), in connection with the performance of this Section 4.03, and Mark Leibovit is hereby appointed to act as the agent and attorney-in-fact of Havenwood Stockholders in connection with the performance of this Section 4.03 (individually a "Representative" and collectively the "Representatives"), each of whom shall have authority including, but not limited to, executing and delivering for and on behalf of such parties all notices, receipts, approvals, consents, waivers, agreements, papers, instruments and other documents in connection herewith which such Representative deems necessary or appropriate, including, without limitation, in connection with any amendments to or waiver of any of the terms or provisions hereof, the granting of any consent hereunder, and in all other instances where the IWC Stockholders, Havenwood (after the Merger) or the Havenwood Stockholders, as appropriate, are required or permitted to take any action hereunder. Any instruments and other deliveries to be made or delivered to any IWC Stockholders, Havenwood (after the Merger) or Havenwood Stockholders pursuant to this Agreement may be made or delivered to or as directed by the Representative of such parties, and upon any such payment or delivery the other parties hereto shall have no further liability with respect thereto. The IWC Stockholders, and Havenwood (after the Merger) may, by the vote or consent of the holders of Havenwood Stock and Havenwood Warrants receiving a majority of the Merger Consideration to be paid to IWC Stockholders hereunder, from time to time designate another person to serve as their Representative, and upon notice to the other parties hereto, such parties shall thereafter deal with such successor as if he were the Representative named herein. Havenwood Stockholders may, by the vote or consent of the holders of Havenwood Stock on the date hereof, from time to time designate another person to serve as their Representative, and upon notice to the other parties, such parties shall thereafter deal with such successor as if he were the Representative named herein. The appointment of each Representative or successor Representative shall be coupled with an interest and shall be irrevocable and binding in all respects upon each of the IWC Stockholders, Havenwood (after the Merger) and Havenwood Stockholders and his, her or its respective successors, assigns, heirs and personal representatives.

     SECTION 4.04. Officers and Directors of Havenwood. Prior to the date hereof, the board of directors of Havenwood has been increased in number in accordance with the Certificate of Incorporation and By-laws of Havenwood and the General Corporation Law of Delaware, to ten (10) and, as of the date hereof, the board of directors of Havenwood has, in accordance with the Certificate of Incorporation and By-laws of Havenwood and the General Corporation Law of Delaware, filled the vacancies on the board of directors resulting from such increase in number by electing as directors of Havenwood: Larry H. Ramming, Brian Krause, Doug Johnson, K. Kirk Krist and Jerry Winchester, effective upon the resignation of the members of the board of directors currently in office. Immediately following the closing hereof by Havenwood and Newco, the directors and officers of Havenwood and Newco currently in office shall tender their resignations effective immediately and the above named directors shall be the only directors of Havenwood, until their death, resignation, removal from office or their successors are elected and qualified.

     SECTION 4.05. Opinion of Counsel to Havenwood. In connection herewith and as a condition hereto, Cohan, Cohen & Flame, P.C., as counsel to Havenwood, shall deliver to IWC a legal opinion to the effect that a vote of the stockholders of Havenwood is not required pursuant to Delaware law in order to approve the merger or the transactions herein contemplated.


                                   ARTICLE V
                              GENERAL PROVISIONS

          SECTION 5.01. Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          SECTION 5.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to Havenwood or Newco:

               HAVENWOOD VENTURES, INC.
               c/o Cohan, Cohen & Flame, P.C.
               12301 Wilshire Boulevard, Suite 550
               Los Angeles, California 90025
               Attention:  Norman R. Cohen
               Telecopier No.: (310) 207-6184

          (b)  If to IWC:

               IWC SERVICES, Inc.
               5151 San Filipe, Suite 450
               Houston, Texas  77056
               Attention:  Larry H. Ramming
               Telecopier No.:  (713) 621-7988

               with a copy to:

               Brown, Parker & Leahy, L.L.P.
               3600 Citicorp Center
               1200 Smith Street
               Houston, Texas  77002-4595
               Attention:  William Heller
               Telecopier No.:  (713) 654-1871

          (c) If to Charles T. Phillips, as the IWC Representative:

               c/o IWC SERVICES, Inc.
               5151 San Filipe, Suite 450
               Houston, Texas  77056
               Telecopier No.: (713) 621-7988

          (d) If to Mark Leibovit, as the Havenwood Representative

               c/o Paradise Valley Securities, Inc.
               11811 North Tatum Boulevard, Suite 4040
               Phoenix, Arizona 85028
               Telecopier No.: (602) 953-7989

     After consummation of the Merger, notices to Havenwood shall be sent to the address set forth for IWC.

          SECTION 5.03. Certain Definitions. For purposes of this Agreement, the term:

          "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of IWC or Havenwood, as the case may be, has actual knowledge of such matter as of the date as of which such matter is represented;

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          "Subsidiary" or "Subsidiaries" of IWC or Havenwood or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which IWC, Havenwood or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          "Tax" or "Taxes" shall mean any and all taxes, charges, fees or levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and capital gains taxes, (ii) custom duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          SECTION 5.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 5.05. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 5.06. Entire Agreement. This Agreement (together with the Annexes, Schedules and Exhibits hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

          SECTION 5.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior express written consent of the other parties hereto.

          SECTION 5.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 5.07), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 5.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 5.10. Governing Law. It is the intention of the parties that the internal laws, and not the laws of conflicts, of the State of Texas shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties; provided, however, that with respect to matters of law concerning the internal affairs of any entity that is a party to or the subject of this Agreement, the law of the jurisdiction of organization of such entity shall govern.

          SECTION 5.11. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or any court of the State of Texas located in the City of Houston in any action, suit or proceeding arising in connection with this Agreement or the transactions contemplated herein, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 5.11 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Texas other than for such purpose. All parties hereby waive any right to a trial by jury in connection with any such action, suit or proceeding; provided, however, that matters to be resolved through arbitration as specified herein shall be resolved only by such arbitration, and the final arbitration award may thereafter be enforced as provided in this Section 5.11.

          SECTION 5.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 5.13 Amendment. This Agreement may be amended only by written instrument executed by the parties hereto.

          IN WITNESS WHEREOF, Havenwood, Newco, IWC, Leibovit and Slatkin have caused this Agreement to be executed as of the date first written above by their respective officer thereunto duly authorized.


                         SIGNATURES ON FOLLOWING PAGE

                                            HAVENWOOD VENTURES, INC.


                                            By: /s/ MARK LEIBOVIT

                                            Name:  Mark Leibovit

                                            Title: President
Attest:_______________________
___________________, Secretary

                                            HAVENWOOD ACQUISITION CORP.


                                            By: /s/ JOHN L. PETERSEN

                                            Name:  John L. Petersen

                                            Title: President
Attest:_______________________
___________________, Secretary

                                            MARK LEIBOVIT, INDIVIDUALLY

                                            /s/ MARK LEIBOVIT


                                            REED SLATKIN, INDIVIDUALLY

                                            /s/ REED SLATKIN


                                            IWC SERVICES, INC.


                                            By: /s/ BRIAN KRAUSE

                                            Name:  Brian Krause

                                            Title: President

        /s/ JENNIFER LANE
Attest:_______________________
___________________, Secretary